Exhibit 99

UTC REPORTS THIRD QUARTER EPS GROWTH OF 13 PERCENT ON 9 PERCENT HIGHER

SALES; INCREASES 2011 EPS OUTLOOK

HARTFORD, Conn., October 19, 2011 – United Technologies Corp. (NYSE:UTX) today reported third quarter 2011 earnings per share of $1.47 and net income attributable to common shareowners of $1.3 billion, up 13 percent and 11 percent, respectively, over the year ago quarter. Sales of $14.8 billion for the quarter were 9 percent above prior year including 6 points of organic growth and 4 points of favorable foreign currency translation. Cash flow from operations was $2.0 billion and capital expenditures were $215 million in the quarter.

Results for the quarter included $0.06 per share of restructuring charges, partially offset by $0.04 of net one-time items. The prior year quarter included charges for restructuring and net one-time items of $0.09 per share. Before these items, earnings per share increased $0.10 or 7 percent year over year. Foreign currency translation net of currency impact at Pratt & Whitney Canada accounted for $0.04 of the earnings per share increase.

Third quarter segment operating margin was 16.0 percent. Adjusted for restructuring costs and one-time items, segment operating margin at 16.3 percent was 10 basis points lower than prior year. Research and development costs increased year over year by $62 million to $495 million.

“This was another solid quarter for UTC, with continued organic sales growth across all six of our businesses,” said Louis Chênevert, UTC Chairman & Chief Executive Officer. “Cash generation was also strong and we now expect cash flow from operations less capital expenditures to exceed net income attributable to common shareowners for the full year.

“Based on the strong year to date performance, we are raising the full year earnings per share expectation to $5.47, up from $5.35 to $5.45 previously, and up 15 percent over 2010. We continue to expect sales of $58 billion, up nearly 7 percent over 2010,” Chênevert added.

New equipment orders at Otis were up 19 percent over the year ago third quarter including favorable foreign exchange of 7 percentage points. Commercial HVAC new equipment orders at Carrier grew 11 percent including favorable foreign exchange of 4 points. Commercial spares orders at Hamilton Sundstrand were up 24 percent and at Pratt & Whitney’s large engine business grew 3 percent, after growing 35 percent in the year ago third quarter.

“We announced two transformational deals recently,” Chênevert continued. “The acquisition of Goodrich will bring complementary products of two great companies together to offer more intelligent and more integrated systems for our aerospace customers. The agreement with Rolls Royce to restructure IAE ownership and to partner on next generation mid-size aircraft engines further validates the game changing Geared TurbofanTM technology. Both transactions will yield significant value to our customers and shareholders.”

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow, including a reconciliation of differences between non-GAAP measures used in this release and the comparable financial measures calculated in accordance with generally accepted accounting principles in the United States.

This release contains statements that constitute “forward-looking statements” under the securities laws. Forward-looking statements often contain words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “confident” and similar terms. Forward-looking statements may include, among other things, statements relating to future and estimated sales, earnings, cash flow, results of operations, uses of cash and other measures of financial performance. All forward-looking statements involve risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties include, without limitation, the effect of economic conditions in the markets in which we operate, including financial market conditions, fluctuation in commodity prices, interest rates and foreign currency exchange rates; future levels of indebtedness and capital and research and development spending; levels of end market demand in construction and in the aerospace industry; levels of air travel; financial difficulties of commercial airlines; the impact of weather conditions and natural disasters; the financial condition of our customers and suppliers; delays and disruption in delivery of materials and services from suppliers; cost reduction efforts and restructuring costs and savings and other consequences thereof; the scope, nature or impact of acquisitions, dispositions, joint ventures and other business arrangements, including integration of acquired businesses; the expected timing of completion of the recently announced transactions with Goodrich and Rolls Royce; the development and production of new products and services; the anticipated benefits of diversification and balance of operations across product lines, regions and industries; the impact of the negotiation of collective bargaining agreements, and labor disputes; the outcome of legal proceedings and other contingencies; future availability of credit; pension plan assumptions and future contributions; and the effect of changes in tax, environmental and other laws and regulations and political conditions in countries in which we operate and other factors beyond our control. These forward-looking statements speak only as of the date of this release and we undertake no obligation to update or revise any forward-looking statements after we distribute this release. For additional information identifying factors that may cause actual results to vary materially from those stated in the forward-looking statements, see our reports on Forms 10-K, 10-Q and 8-K filed with the SEC from time to time, including, but not limited to, the information included in UTC’s Forms 10-K and 10-Q under the headings “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” and in the notes to the financial statements included in UTC’s Forms 10-K and 10-Q.

UTC-IR

# # #

United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(Millions, except per share amounts)	2011	2010	2011	2010
Net sales	$14,804	$13,620	$43,224	$39,462
Costs and Expenses:
Cost of products and services sold	10,756	9,667	31,302	28,414
Research and development	495	433	1,506	1,289
Selling, general and administrative	1,578	1,478	4,765	4,393

Total Costs and Expenses	12,829	11,578	37,573	34,096
Other income (expense), net	227	(114)	550	(33)

Operating profit	2,202	1,928	6,201	5,333
Interest expense, net	138	161	428	481

Income before income taxes	2,064	1,767	5,773	4,852
Income tax expense	643	468	1,821	1,394

Net income	1,421	1,299	3,952	3,458
Less: Noncontrolling interest in subsidiaries’ earnings	97	101	298	284

Net income attributable to common shareowners	$1,324	$1,198	$3,654	$3,174

Earnings Per Share of Common Stock:
Basic	$1.49	$1.32	$4.09	$3.49
Diluted	$1.47	$1.30	$4.02	$3.43
Weighted average number of shares outstanding:
Basic shares	889	906	894	910
Diluted shares	902	920	909	925

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2011 and 2010 include restructuring costs and non-recurring items that management believes should be considered when evaluating the underlying financial performance.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Net Sales and Operating Profit

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(Millions)	2011	2010	2011	2010
Net Sales
Otis	$3,262	$2,908	$9,226	$8,472
Carrier	3,175	2,936	9,334	8,496
UTC Fire & Security	1,746	1,657	5,120	4,687
Pratt & Whitney	3,251	3,230	9,798	9,350
Hamilton Sundstrand	1,531	1,420	4,503	4,125
Sikorsky	1,877	1,547	5,245	4,597

Segment Sales	14,842	13,698	43,226	39,727
Eliminations and other	(38)	(78)	(2)	(265)

Consolidated Net Sales	$14,804	$13,620	$43,224	$39,462

Operating Profit
Otis	$731	$678	$2,104	$1,915
Carrier	422	380	1,190	852
UTC Fire & Security	194	187	562	478
Pratt & Whitney	535	547	1,460	1,505
Hamilton Sundstrand	282	255	793	680
Sikorsky	215	163	633	477

Segment Operating Profit	2,379	2,210	6,742	5,907
Eliminations and other	(75)	(199)	(246)	(321)
General corporate expenses	(102)	(83)	(295)	(253)

Consolidated Operating Profit	$2,202	$1,928	$6,201	$5,333

Segment Operating Profit Margin
Otis	22.4%	23.3%	22.8%	22.6%
Carrier	13.3%	12.9%	12.7%	10.0%
UTC Fire & Security	11.1%	11.3%	11.0%	10.2%
Pratt & Whitney	16.5%	16.9%	14.9%	16.1%
Hamilton Sundstrand	18.4%	18.0%	17.6%	16.5%
Sikorsky	11.5%	10.5%	12.1%	10.4%

Segment Operating Profit Margin	16.0%	16.1%	15.6%	14.9%

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2011 and 2010 include restructuring costs and non-recurring items that management believes should be considered when evaluating the underlying financial performance.

United Technologies Corporation

Restructuring Costs and Non-Recurring Items Included in Consolidated Results

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(Millions)	2011	2010	2011	2010
Restructuring Costs
Otis	$41	$12	$47	$40
Carrier	8	(1)	37	32
UTC Fire & Security	13	24	29	53
Pratt & Whitney	6	13	48	48
Hamilton Sundstrand	4	2	10	11
Sikorsky	13	7	16	14
Eliminations and other[1]	—	1	1	12

Impact on Consolidated Operating Profit	$85	$58	$188	$210

[1]	Restructuring costs incurred in 2010 primarily reflects the impact of curtailments on our domestic pension plans.

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(Millions)	2011	2010	2011	2010
Non-Recurring Gains (Losses) Before Income Taxes
Carrier	$28	$24	$28	$(23)
UTC Fire & Security	(20)	—	(20)	—
Pratt & Whitney	41	—	41	—
Hamilton Sundstrand	—	—	—	(28)
Sikorsky	—	—	73	—
Eliminations and other	—	(159)	—	(159)

Impact on Consolidated Operating Profit	49	(135)	122	(210)
Interest expense, net	—	—	—	24

Impact on Income Before Income Taxes	$49	$(135)	$122	$(186)

The impact of restructuring costs and non-recurring items on net income attributable to common shareowners and diluted earnings per share for the quarters and nine months ended September 30, 2011 and 2010 is as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(Millions)	2011	2010	2011	2010
Impact on Income Before Income Taxes:
Restructuring costs	$(85)	$(58)	$(188)	$(210)
Non-recurring gains (losses)	49	(135)	122	(186)

	(36)	(193)	(66)	(396)
Tax effect of above items	(2)	9	5	56
Non-recurring income tax items	17	102	17	102

Impact on Net income attributable to common shareowners	$(21)	$(82)	$(44)	$(238)

Impact on Diluted Earnings Per Share	$(0.02)	$(0.09)	$(0.05)	$(0.26)

Details of the non-recurring items for the quarters and nine months ended September 30, 2011 and 2010 summarized in the tables above are as follows:

Q3-2011

Carrier: Approximately $28 million net gain resulting from dispositions associated with Carrier’s ongoing portfolio transformation.

UTC Fire & Security: Approximately $20 million other-than-temporary impairment charge on an equity investment.

Pratt & Whitney: Approximately $41 million gain recognized from the sale of an equity investment.

Income tax expense: Favorable tax benefit of approximately $17 million as a result of a U.K. tax rate reduction enacted in July 2011.

Q2-2011

Sikorsky: Approximately $73 million gain recognized from the contribution of a business into a new venture in the United Arab Emirates.

Q3-2010

Carrier: Approximately $24 million net gain resulting from dispositions associated with Carrier’s ongoing portfolio transformation.

Eliminations and other: Approximately $159 million other-than-temporary impairment charge of our equity investment in Clipper.

Income tax expense: Approximately $102 million favorable net tax benefit associated with management’s intention to repatriate additional foreign cash to the U.S. in 2010.

Q2-2010

Carrier: Approximately $47 million net charge resulting from dispositions associated with Carrier’s ongoing portfolio transformation. Included in this net charge is an approximately $58 million asset impairment charge associated with the disposition of a business, partially offset by an approximately $11 million gain on the sale of another business.

Hamilton Sundstrand: Approximately $28 million of asset impairment charges related primarily to the disposition of an aerospace business as part of Hamilton Sundstrand’s ongoing low cost sourcing initiatives.

Interest expense, net: Favorable pre-tax interest adjustment of approximately $24 million associated with the resolution of an uncertain temporary tax item in the quarter.

The following page provides segment net sales, operating profits and operating profit margins as adjusted for the aforementioned restructuring costs and non-recurring items. Management believes these adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying businesses. The amount and timing of restructuring costs and non-recurring activity can vary substantially from period to period with no assurances of comparable activity or amounts being incurred in future periods. These amounts have therefore been adjusted out in the following schedule in order to provide a more representative comparison of current year operating performance to prior year performance.

United Technologies Corporation

Segment Net Sales and Operating Profit Adjusted for Restructuring Costs and Non-Recurring Items (as reflected on the previous pages)

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(Millions)	2011	2010	2011	2010
Net Sales
Otis	$3,262	$2,908	$9,226	$8,472
Carrier	3,175	2,936	9,334	8,496
UTC Fire & Security	1,746	1,657	5,120	4,687
Pratt & Whitney	3,251	3,230	9,798	9,350
Hamilton Sundstrand	1,531	1,420	4,503	4,125
Sikorsky	1,877	1,547	5,245	4,597

Segment Sales	14,842	13,698	43,226	39,727
Eliminations and other	(38)	(78)	(2)	(265)

Consolidated Net Sales	$14,804	$13,620	$43,224	$39,462

Adjusted Operating Profit
Otis	$772	$690	$2,151	$1,955
Carrier	402	355	1,199	907
UTC Fire & Security	227	211	611	531
Pratt & Whitney	500	560	1,467	1,553
Hamilton Sundstrand	286	257	803	719
Sikorsky	228	170	576	491

Adjusted Segment Operating Profit	2,415	2,243	6,807	6,156
Eliminations and other	(75)	(39)	(245)	(150)
General corporate expenses	(102)	(83)	(295)	(253)

Adjusted Consolidated Operating Profit	$2,238	$2,121	$6,267	$5,753

Adjusted Segment Operating Profit Margin
Otis	23.7%	23.7%	23.3%	23.1%
Carrier	12.7%	12.1%	12.8%	10.7%
UTC Fire & Security	13.0%	12.7%	11.9%	11.3%
Pratt & Whitney	15.4%	17.3%	15.0%	16.6%
Hamilton Sundstrand	18.7%	18.1%	17.8%	17.4%
Sikorsky	12.1%	11.0%	11.0%	10.7%

Adjusted Segment Operating Profit Margin	16.3%	16.4%	15.7%	15.5%

United Technologies Corporation

Condensed Consolidated Balance Sheet

	September 30, 2011	December 31, 2010
(Millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$5,966	$4,083
Accounts receivable, net	9,503	8,925
Inventories and contracts in progress, net	8,617	7,766
Other assets, current	2,338	2,736

Total Current Assets	26,424	23,510
Fixed assets, net	6,137	6,280
Goodwill	17,980	17,721
Intangible assets, net	3,966	4,060
Other assets	7,441	6,922

Total Assets	$61,948	$58,493

Liabilities and Equity
Short-term debt	$1,863	$279
Accounts payable	5,597	5,206
Accrued liabilities	12,604	12,247

Total Current Liabilities	20,064	17,732
Long-term debt	9,501	10,010
Other long-term liabilities	8,468	8,102

Total Liabilities	38,033	35,844

Redeemable noncontrolling interest	327	317
Shareowners’ Equity:
Common Stock	13,174	12,431
Treasury Stock	(19,412)	(17,468)
Retained earnings	32,594	30,191
Accumulated other comprehensive loss	(3,766)	(3,769)

Total Shareowners’ Equity	22,590	21,385
Noncontrolling interest	998	947

Total Equity	23,588	22,332

Total Liabilities and Equity	$61,948	$58,493

Debt Ratios:
Debt to total capitalization	33%	32%
Net debt to net capitalization	19%	22%

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

	Quarter Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
(Millions)	2011	2010	2011	2010
Operating Activities:
Net income attributable to common shareowners	$1,324	$1,198	$3,654	$3,174
Noncontrolling interest in subsidiaries’ earnings	97	101	298	284

Net income	1,421	1,299	3,952	3,458
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	346	342	1,023	1,008
Deferred income tax provision (benefit)	41	(251)	333	(123)
Stock compensation cost	57	24	185	112
Change in working capital	243	428	(693)	31
Global pension contributions *	(177)	(438)	(247)	(699)
Other operating activities, net	28	272	25	443

Net cash flows provided by operating activities	1,959	1,676	4,578	4,230

Investing Activities:
Capital expenditures	(215)	(177)	(605)	(479)
Acquisitions and dispositions of businesses, net	192	(115)	155	(2,351)
Other investing activities, net	32	(35)	152	144

Net cash flows provided by (used in) investing activities	9	(327)	(298)	(2,686)

Financing Activities:
(Decrease) increase in borrowings, net	(22)	212	1,074	2,492
Dividends paid on Common Stock	(411)	(370)	(1,192)	(1,114)
Repurchase of Common Stock	(675)	(494)	(2,175)	(1,644)
Other financing activities, net	(193)	(61)	(117)	(42)

Net cash flows used in financing activities	(1,301)	(713)	(2,410)	(308)

Effect of foreign exchange rate changes on cash and cash equivalents	(97)	98	13	46

Net increase in cash and cash equivalents	570	734	1,883	1,282
Cash and cash equivalents, beginning of period	5,396	4,997	4,083	4,449

Cash and cash equivalents, end of period	$5,966	$5,731	$5,966	$5,731

*	Non-cash activities include contributions of UTC common stock of $450 million and $250 million to domestic defined benefit pension plans in the third quarter of 2011 and second quarter of 2010, respectively.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Free Cash Flow Reconciliation

	Quarter Ended September 30,
	(Unaudited)
(Millions)	2011		2010
Net income attributable to common shareowners	$1,324		$1,198
Noncontrolling interest in subsidiaries’ earnings	97		101

Net income	1,421		1,299
Depreciation and amortization	346		342
Change in working capital	243		428
Other operating activities, net	(51)		(393)

Net cash flows provided by operating activities	1,959		1,676
Net cash flows provided by operating activities as a percentage of net income attributable to common shareowners		148%		140%
Capital expenditures	(215)		(177)

Capital expenditures as a percentage of net income attributable to common shareowners		(16)%		(15)%

Free cash flow	$1,744		$1,499

Free cash flow as a percentage of net income attributable to common shareowners		132%		125%

	Nine Months Ended September 30,
	(Unaudited)
(Millions)	2011		2010
Net income attributable to common shareowners	$3,654		$3,174
Noncontrolling interest in subsidiaries’ earnings	298		284

Net income	3,952		3,458
Depreciation and amortization	1,023		1,008
Change in working capital	(693)		31
Other operating activities, net	296		(267)

Net cash flows provided by operating activities	4,578		4,230
Net cash flows provided by operating activities as a percentage of net income attributable to common shareowners		125%		133%
Capital expenditures	(605)		(479)

Capital expenditures as a percentage of net income attributable to common shareowners		(16)%		(15)%

Free cash flow	$3,973		$3,751

Free cash flow as a percentage of net income attributable to common shareowners		109%		118%

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)	Organic sales growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items.

(3)	We previously reported “Other income, net,” which included “Interest income,” as a component of “Revenues.” “Other income, net,” excluding “Interest income,” is now reflected separately, while “Interest income” is now netted with “Interest expense” for financial statement presentation.

(4)	Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by UTC. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing UTC’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of UTC’s common stock and distribution of earnings to shareholders. Other companies that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities, prepared in accordance with generally accepted accounting principles, to free cash flow is shown above.